Exhibit 10.12

COKeM International, Ltd.
Distribution Agreement

THIS DISTRIBUTION AGREEMENT (the “Agreement”), made and rendered effective as of the 1st day of October, 2006 (the "Effective Date"), by and between COKeM International, Ltd., a Minnesota corporation ("COKeM"), and Left Behind Games Inc., a Delaware corporation ("Left Behind Games").

RECITALS

A.	Left Behind Games is engaged in the development and publishing of software, video games and/or related products as a portion of its business;

B.	COKeM is engaged in the sale and distribution of software, video games and/or related products compatible with computers and game consoles; and

C.
Left Behind Games and COKeM desire to establish a relationship in which COKeM will order components, assemble, solicit and receive orders, warehouse, fulfill, distribute, and sell production units of Left Behind Games’ Products within North America on behalf of Left Behind Games.

AGREEMENT

In consideration of the mutual representations, warranties and covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.	Definitions.

a.	"Products" means the products listed on Exhibit A attached hereto.

b.
"Territory" means the geographic areas and/or customer list set forth on Exhibit B attached hereto (the “Territory”) which may be amended in writing by both parties at any time during the term of this Agreement.

2.	Distribution Rights.

a.
Non-Exclusive Distribution Rights.  Left Behind Games hereby grants to COKeM, in accordance with the terms and subject to the conditions contained herein, the non-exclusive right to distribute the Products as directed by Left Behind Games pursuant to this Agreement.

3.	Purchase of Products and Components.

a.
COKeM will be responsible for the purchase of components related to the fulfillment of the purchase orders received from third-party customers who are interested in purchasing units of the Products, with the exception of components provided by Left Behind Games (See Exhibit C).

b.	Left Behind Games will provide to COKeM in writing a quarterly forecast based on expected orders for Products from customers, as well as minimum monthly sales goals.

c.	Left Behind Games and COKeM will work together to maintain an inventory level that is (a) reasonable to fulfill current and future orders and (b) manageable for COKeM and its available space.

d.	All Products will be considered to be the property of Left Behind Games and will be held within COKeM warehouse(s) for the benefit of Left Behind Games.

4.
Product Risk of Loss.  Left Behind Games shall bear the risk of loss of any Product and related components that are provided by Left Behind Games until delivery to COKeM’s warehouse  Upon and after delivery to COKeM’s warehouse, COKeM shall bear the risk of damage to and/or loss of the Products or components for any reason whatsoever until delivery to the third-party customers.

5.	Prices and Payment.

a.
Prices.  The prices for COKeM’s services hereunder payable by Left Behind Games shall be as noted on Exhibit C.  COKeM will provide to Left Behind Games a monthly invoice that outlines all charges as described on Exhibit C.

b.
Payment.  Left Behind Games shall make all payments in U.S. dollars to COKeM consistent with the terms agreed upon by the parties.  All payments will be due net 60 days from Left Behind Games’ receipt of COKeM’s corresponding invoice.  Left Behind Games agrees to be invoiced for all Product components ordered by COKeM at the time they are invoiced to COKeM for Left Behind: Eternal Forces PC game bundle units and related displays.

6.
Delivery, Shipment and Inspection.  Left Behind Games shall deliver the components listed in Exhibit C in substantial compliance with COKeM's instructions as set forth Exhibit E.  Left Behind Games shall deliver such components in a good and saleable condition.  COKeM agrees that it shall always maintain production units of Left Behind Games’ Products and related components at a mutually approved facility.

7.	Duties. COKeM agrees to perform the following duties for the benefit of Left Behind Games:

a.
Customer setup.  COKeM agrees to, with all reasonably requested assistance from Left Behind Games, provide electronic data interchange (EDI) order processing and invoicing as prescribed by industry and customer standards.  COKeM is primarily responsible for customer setup and Left Behind Games shall provide reasonable assistance to enable COKeM to complete the job.

b.
Receipt of Orders.  COKeM agrees to devote its commercially reasonable efforts to provide for receipt of all incoming purchase orders (either electronically generated via Electronic Data Interchange and/or manually presented as necessary/required).

c.
Order Components and Assembly.  COKeM agrees to order all components (other than those components as are to be provided by Left Behind Games) and to assemble units of the Products needed for fulfillment of any and all orders.

d.
Order fulfillment (Pick/Pack/Ship).  COKeM agrees to provide order fulfillment on all orders on a timely basis.  Orders are to be processed using customer and industry standards.  Order fulfillment shall include all necessary carton/package markings as prescribed by customer(s).  Order fulfillment includes, but is not limited to, shipping Product from COKeM’s facility to Left Behind Games’ customers and all related costs.  Left Behind Games agrees to pay a fuel surcharge on each shipment as per the attached Fuel Charge Schedule (See Exhibit D).

e.
Order Invoicing.  COKeM agrees to provide, once units of the Products are shipped to customer(s), an advance ship notice or ship confirmation, as required by customer or Left Behind Games.  This shall be either electronically submitted (EDI) and/or manually presented to the affected customer as per such customer’s requirements.

f.
Reporting.  COKeM agrees to provide to Left Behind Games (a) daily reporting identifying all orders processed on behalf of Left Behind Games and (b) monthly reporting identifying the cumulative orders processed on behalf of Left Behind Games. In addition, COKeM agrees to provide to Left Behind Games copies of all advance ship notices or ship confirmations presented to customers so that Left Behind Games can provide for collection efforts as necessary.  COKeM also agrees to provide to Left Behind Games a bi-monthly (or as requested by Left Behind Games) listing of current inventory being held under this Agreement on behalf of Left Behind Games.  In addition, COKeM shall provide to Left Behind Games a report identifying all receipts of product and components as they are received.

g.	Retailer Fees and Fines.

i.
In the event that Left Behind Games is charged a fee and/or fine relative to COKeM’s failure to provide timely shipment of any units of the Products, COKeM shall be responsible for the amount of fees and/or fines.  In the event that responsibility for the fee and/or fines charged to Left Behind Games or COKeM is the result of Left Behind Games not providing any required component materials (that are to be furnished by Left Behind Games) on a timely basis and/or failing to provide adequate timing for COKeM to fulfill orders, then Left Behind Games will be responsible for the fee and/or fines imposed by the affected Retailer.

ii.
Left Behind Games agrees to accept responsibility for all slotting dollars, co-op dollars, advertising dollars, MDF, incentive rebates, value adds, etc., associated with any particular units of the Products; provided, however, that any and all such spending and marketing commitments must be approved by Left Behind Games in writing (such approvals not to be unreasonably withheld).

iii.
Left Behind Games will be responsible for the price protection of all inventory sold by COKeM to retailers, distributors, etc.; provided, however, that any and all such price protection commitments must be approved by Left Behind Games in writing (such approvals not to be unreasonably withheld).

h.
Design Services.  Left Behind Games agrees that any design services provided by COKeM with respect to the Products are not included in the costs listed in Exhibit C and will be billed separately at a rate of $120.00 an hour.

i.
Merchandising.  Left Behind Games agrees that any displays and additional merchandising expenses provided by COKeM with respect to the Products are not included in the costs listed in Exhibit C, and will be billed separately by COKeM and paid for separately by Left Behind Games.  Notwithstanding the foregoing, COKeM agrees that it shall be solely responsible to cover fees and related compensation for its own field sales representatives.

j.
Returns.  Left Behind Games agrees that all product returns and all unsold units of the Products shall be the property and responsibility of Left Behind Games, and that all returns must be pre-authorized by COKeM, as evidenced by the issuance of a valid COKeM return authorization (RA) number.  Left Behind Games agrees to cover all costs of returns for accounts that Left Behind Games sells to and for the accounts that COKeM services for Left Behind Games.

k.
Product Warranties.  COKeM shall not make any warranty or representation as to the Products which are different from or in addition to the warranties and representations contained in Left Behind Games' written Product literature and Product packaging inserts, as may be amended by Left Behind Games, at its discretion, from time to time during the term of this Agreement (the "Product Warranties").  Left Behind Games agrees and acknowledges that the Product Warranties shall apply to each and every unit of the Products distributed by COKeM hereunder regardless of whether such Product Warranties are included with the Product's package.

l.
Permits and Licenses.  COKeM and Left Behind Games shall each obtain all necessary governmental and other permits and licenses that may be required for their respective services in connection with the distribution of the Products in the Territory.  Left Behind Games shall be responsible for obtaining all ESRB ratings needed for the Products.

m.	Laws and Regulations. COKeM shall conform to all applicable laws and regulations in performing its obligations in accordance with the terms and conditions of this Agreement.

8.
Trademarks, Patents and Use of Name.  COKeM acknowledges that Left Behind Games is not by this Agreement granting any right or license whatsoever to COKeM to utilize any information, know-how, proprietary data, copyrights, trademarks, patent rights, or any other intellectual property rights which Left Behind Games may have or may secure in the future relating to any of the Products.  COKeM agrees not to use Left Behind Games' name unless necessary to complete and/or fulfill COKeM’s duties under this Agreement.

9.	Confidential Information.

a.
Definition.  "Confidential Information" means the terms of this Agreement, cooperative advertising programs, promotions, prices of the Products, and other information relating to Left Behind Games or COKeM, or their respective customers, business methods and financial affairs.  Any and all such business-sensitive information shall be treated as Confidential Information irrespective of its source, and all information which Left Behind Games reasonably considers or identifies as being "confidential" or "trade secret" shall be presumed to be Confidential Information.

b.
Nondisclosure.  During the term of this Agreement and at all times thereafter, each of Left Behind Games and COKeM, respectively, agrees to hold in strictest confidence and to never disclose, furnish, communicate, make accessible to any person or use in any way for their own or another's benefit any Confidential Information or permit the same to be used in competition with the disclosing party.  Each of Left Behind Games and COKeM agrees to refrain from such acts and omissions as would foreseeably result in the breach of such party’s respective obligation to safeguard the confidential nature of the other party's Confidential Information.

c.
Exclusions.  The obligations set forth in Section 9.b, above, shall not apply to any information which (i) was known to the receiving party prior to being disclosed by the disclosing party, or (ii) becomes publicly known through no wrongful act of the receiving party, or (iii) is approved for release by written authorization of the disclosing party, or (iv) is rightfully received from a third party who provided such information without breach of any separate confidentiality obligation and without restriction on subsequent disclosure, or (v) is independently developed provided that the employees and/or contractors undertaking such independent development activities have not been provided with or otherwise used the other party's Confidential Information.  In addition, Confidential Information may be disclosed to the extent required by court order or as otherwise required by law, provided that the party required to make any such disclosure notifies the other party promptly upon learning of the possibility of any such requirement so that the other party has a reasonable opportunity to contest or limit the scope of such required disclosure (including application for a protective order) and cooperates with the other party in its efforts to obtain such protection for its Confidential Information.

10.	Independent Contractor.

a.
Relationship.  COKeM is and shall remain an independent contractor and is not and shall not be deemed to be a joint venturer, partner or franchisee of Left Behind Games for any purpose whatsoever. Accordingly, COKeM shall be exclusively responsible for the manner in which it performs its duties under this Agreement and for the profitability or lack thereof of its activities under this Agreement. COKeM does not have, and shall not represent itself as having, any right or authority to obligate or bind Left Behind Games in any manner whatsoever.

b.
Employee Obligations. COKeM shall be solely responsible to its own employees for any compensation due them and for compliance with all applicable laws with respect to worker's compensation, withholding taxes, unemployment compensation, and social security payments.

11.	Indemnification.

a.
By Left Behind Games.  Left Behind Games shall indemnify and hold COKeM harmless from any and all loss, damage, liability, cost or expense (including reasonable attorneys' fees and expenses) which COKeM may incur or suffer as a result of any claim of any kind whatsoever arising out of:

i.	the breach of any warranty, representation or agreement made or undertaken by Left Behind Games in this Agreement;

ii.	any claim for breach of warranty based upon any warranty or representation given or purportedly given by Left Behind Games, its agents or employees which exceeds that made or given by COKeM;

iii.
any third party claim for personal injury, economic loss or other damage arising out of the storage, transportation, delivery, possession or use of the Products and proximately caused by or resulting from the negligence or intentional misconduct of Left Behind Games, its agents or employees; or

iv.
any claim relating to any quality or condition of or inherent defect that exists in the Products as a result of the underlying computer software developed by or for Left Behind Games and/or any related components provided by Left Behind Games to COKeM in furtherance of this Agreement.

v.	the Products and their use do not infringe any patents, copyrights, trademarks, trade secrets, or any other intellectual property rights of any third party.

b.
By COKeM.  COKeM shall indemnify and hold Left Behind Games harmless from any and all loss, damage, liability, cost or expense (including reasonable attorneys' fees and expenses) which Left Behind Games may incur or suffer as a result of any claim of any kind whatsoever arising out of:

i.	the breach of any warranty, representation or agreement made or undertaken by COKeM in this Agreement;

ii.	any claim for breach of warranty based upon any warranty or representation given or purportedly given by COKeM, its agents or employees which exceeds that made or given by Left Behind Games;

iii.
any third party claim for personal injury, economic loss or other damage arising out of the assembly, storage, transportation, fulfillment, delivery, distribution or sale of the Products and proximately caused by or resulting from the negligence or intentional misconduct of COKeM, its agents or employees; or

iv.
any claim relating to any quality or condition of or inherent defect in materials or workmanship regarding any units of the Products assembled and/or produced by COKeM in furtherance of this Agreement, including, but not limited to, any imperfection, substandard quality, packaging, processing or other condition relating to the Products.

12.
Insurance  Both COKeM and Left Behind Games both shall individually procure and maintain throughout the term of this Agreement a policy of general commercial liability insurance with a combined single limit on One Million ($1,000,000) Dollars for each occurrence.

13.
Term.  This Agreement shall remain in force for a period of twelve (12) months commencing on the Effective Date (the "Initial Term"), unless sooner terminated under the provisions of Section 15 below.  This Agreement shall thereafter automatically renew for successive periods of twelve (12) months, unless prior written notice is provided by either party not less than thirty (30) days prior to the scheduled termination of the Initial Term or any renewal term.

14.
Governing Law.  This Agreement shall be governed by and its terms and conditions shall be construed in accordance with the laws of the State of Minnesota, excluding that body of law related to choice of laws, and of the United States of America.  Any action or proceeding brought to enforce any of the provisions hereof or to adjudicate any dispute arising out of this Agreement shall be brought in any court of competent jurisdiction in the State of Minnesota.  Each of the parties hereby submits itself to the exclusive jurisdiction and venue of such courts for purposes of any such action.  The prevailing party in any legal action brought by one party against the other and arising out of this Agreement shall be entitled, in addition to any other rights and remedies available to it at law or in equity, to reimbursement for its costs and expenses (including court costs and reasonable fees for attorneys and expert witnesses) incurred with respect to bringing and maintaining any such action.  The term "prevailing party" for the purposes of this Section shall include a defendant who has by motion, judgment, verdict or dismissal by the court, successfully defended against any claim that has been asserted against it.

15.	Termination. This Agreement may be terminated prior to the expiration of its Initial Term or any renewal term pursuant to any of the following provisions:

a.
Breach of Agreement.  Either party may terminate this Agreement by delivery of written notice to the other party if the other party breaches any of the terms and conditions of this Agreement and fails to cure such breach within thirty (30) days of the date of receipt of such notice; provided, however, if the breach is curable such termination shall not be effective if such breach is wholly cured within such 30-day period.

b.
Insolvency.  Either party may terminate this Agreement effective immediately upon delivery of written notice to the other party, if the other party (i) ceases to actively conduct its business, (ii) files a voluntary petition for bankruptcy or has filed against it an involuntary petition for bankruptcy, (iii) makes a general assignment for the benefit of its creditors or (iv) applies for the appointment of a receiver or trustee for substantially all of its property or assets or permits the appointment of any such receiver or trustee who is not discharged within thirty (30) days of such appointment.

c.
Termination for Convenience.  Notwithstanding anything to the contrary contained herein, each of the parties shall be entitled to elect to terminate this Agreement following the conclusion of the Initial Term by providing not less than thirty (30) days prior written notice to the other party.

16.	Effect of Termination. Following expiration or termination of this Agreement for any reason, the following provisions shall apply:

a.	Remaining Inventory.

i.
Termination by COKeM:  Upon termination of this Agreement by COKeM pursuant to Section 15 above, Left Behind Games shall pay all monies owed to COKeM hereunder.  Left Behind Games shall provide to COKeM shipping instructions for any and all units of the Products that remain in COKeM’s warehouse(s) or within its possession, custody or control (the “Remaining Product”).  Upon receipt of payments owed by Left Behind Games pursuant to this Agreement, COKeM shall promptly ship the Remaining Product as directed by Left Behind Games, at Left Behind Games’ expense, time being of the essence.

ii.
Termination by Left Behind Games:  Upon termination of this Agreement by Left Behind Games pursuant to Section 15 above, Left Behind Games shall pay all monies owed to COKeM hereunder.  COKeM shall, upon receipt of full payment of all monies owed by Left Behind Games to COKeM pursuant to this Agreement, promptly ship the Remaining Product to Left Behind Games pursuant to Left Behind Games’ written shipping instructions and at Left Behind Games’ expense, time being of the essence.

b.
Continuing Obligations.  The parties' respective obligations under Sections 7.e, 7.f, 7.g., 8, 9, 10, 11, 14, 16 and 17, and any other provision which by its terms indicates continuation beyond expiration or termination of this Agreement, shall survive the expiration and termination of this Agreement and shall continue in full force and effect.

17.	General Provisions.

a.
Notices.  All notices, requests, demands and communications required or permitted hereunder shall be in writing and shall be deemed given: (i) when received if delivered personally; (ii) on the fourth business day if sent by international courier service prepaid with instructions and requiring delivery within three (3) days from delivery to the courier service; (iii) on the day of transmission if telecopied, telegraphed or telexed (transmission confirmed) and sent via regular first class airmail to the parties at the following addresses and numbers, or such other addresses or numbers as a party may designate in writing to the other party:

If to COKeM:	COKeM International, Ltd.
865 Xenium Lane North
Plymouth, Minnesota  55441
Attention:  President

If to Left Behind Games:	Left Behind Games Inc.
25060 Hancock Avenue,  Suite 103-110
Murrieta, CA  92562
Attention:  President

A copy of any notice alleging that Left Behind Games is in breach of any material provision of this Agreement must be sent to:  James Alan Cook, Esq., 731A Emerson Street, Palo Alto, CA 94301.  A copy of any notice alleging that COKeM is in breach of any material provision of this Agreement must be sent to:  Timothy Barnett, Winthrop & Weinstine, Suite 3500, 225 South Sixth Street, Minnespolis, MN 55402-4629.

b.
Entire Agreement.  This Agreement, together with the Exhibits, constitutes the entire Agreement between the parties and supersedes any and all prior and contemporaneous oral or written understandings between the parties relating to the subject matter hereof.

c.
Modification and Waiver.  No purported amendment, modification or waiver of any provision hereof shall be binding unless set forth in a writing signed by both parties (in the case of amendments and modifications) or by the party to be charged thereby (in the case of waivers).  Any waiver shall be limited to the circumstance or event specifically referenced in the written waiver document and shall not be deemed a waiver of any other term of this Agreement or of the same circumstance or event upon any recurrence thereof.

d.
Assignment.  Neither party shall, without the express prior written consent of the other party, assign, transfer or sell all or any part of its rights or obligations hereunder, by operation of law or otherwise; provided, however, either party may assign this Agreement and all of such party’s rights and obligations under this Agreement to any affiliate of such party or to any third party which succeeds by operation of law or purchases or otherwise acquires all or substantially all of the assets of such party or an affiliate of such party and assumes such party’s obligations hereunder.  Subject to the foregoing, any attempted or purported assignment, transfer, sublicense, subcontract or delegation without the required consent of the other party having first been obtained shall be null and void and a material breach of this Agreement.  This Agreement shall be binding upon and inure to the benefit of any successor or permitted assignee of either party.

e.
Validity.  If any part of this Agreement shall be determined to be invalid or unenforceable by a court of competent jurisdiction or by any other legal constituted body having the jurisdiction to make such determination, the remainder of this Agreement shall remain in full force and effect.

f.
Force Majeure.  Neither party shall be liable to the other party for any delay or failure of delivery or other performance caused in whole or in part by any contingency beyond such party's reasonable control, including without limitation, acts of God, acts of any government or any agency or subdivision thereof, or shortage or inability to secure labor, fuel, energy, raw materials, supplies or machinery at reasonable prices from regular sources. This provision shall only apply to COKeM’s actual performance of services hereunder and shall not apply or impact COKeM’s responsibility, liability and/or risk of loss for the Products as set forth in paragraph 4 (Product Risk of Loss) above.  COKeM shall remain responsible and liable to Left Behind Games for Product within its possession, custody or control and COKeM shall take reasonable measures to protect the Product and to provide for compensation in the event Product is damaged for any reason whatsoever.

g.	Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument.

h.
Limitation of Liability.  Except for the parties' respective indemnity obligations hereunder, neither party shall be liable to the other party for any incidental, consequential, special, or punitive damages of any kind or nature, including, without limitation, the breach of this Agreement or any termination of this Agreement, whether such liability is asserted on the basis of contract, tort (including negligence or strict liability), or otherwise, even if the other party has warned or been warned of the possibility of any such loss or damages, and regardless of whether any remedy set forth herein fails of its essential purpose.

i.
Entire Agreement.  This Agreement, together with all Exhibits hereto, constitutes the entire agreement and understanding of the parties relating to the subject matter hereof and supersedes all prior and contemporaneous agreements, negotiations, correspondence and understandings between the parties, both oral and written.

The parties have executed this Distribution Agreement in the manner appropriate to each to be effective the day and year entered on the first page hereof.

COKeM INTERNATIONAL, LTD.

Name:

Title:

Date:

LEFT BEHIND GAMES INC.

Name:

Title:

Date:

EXHIBIT A

Products

LEFT BEHIND: ETERNAL FORCES PC game

Products can and may be amended mutually by both parties.

EXHIBIT B

Territory

The Territory represented under this Agreement is North America.  Below is a list of retailers that Left Behind Games will sell to directly and to which COKeM may not sell the Products directly.  These accounts are subject to the charges outlined in Section 1b of Exhibit C.  Such list may be modified at any time by mutual agreement of the parties.

Appalachian Distributors
Anchor Dist.
New Day Distributing
Alliance Sales and Distribution
Game Stop
EB Canada
Baker and Taylor
Mecca
Tab Distribution
Family Christian Stores
ForeRunner Distributors
International Accounts

Below is a list of retail accounts that COKeM may sell to as per this agreement.  Such list may be modified at any time by mutual agreement of the parties.

AAFES
Barnes & Noble
Best Buy
BJ’s
Borders
Circuit City
Costco
Fred Meyer
Fry’s
Hastings
Kmart/Sears
Marines
Meijer
Navy
Pamida
Sam’s Club
Shopko
Staples
Target
Toys ‘R Us
Walmart

EXHIBIT C

Schedule of Service and Pricing

1.	Consistent with the Distribution Agreement and in addition to the provisions thereof, COKeM shall provide, as described herein, the following services for the prices outlined below.

a.	COKeM agrees to provide distribution, fulfillment, warehousing, and EDI services to Left Behind Games at a rate of:

i.	$4.50 per unit for shipments to retail distribution centers and distributors (one location only)

ii.	$5.62 per unit for store direct shipments

iii.
$3.75 per unit for the following distributors only (one distribution center only each): Appalachian Distributors, Anchor Distributors, New Day Distributors, Baker and Taylor, D&H, Alliance, ForeRunner (Canada), Family Christian Stores, and Lifeway Christian Stores.

b.	The above rates include ground shipping within the continental U.S., but do not include applicable fuel charges (see Exhibit D).

c.
For shipments to Hawaii, Alaska, Puerto Rico, Canada, or Mexico, Left Behind Games is responsible for all brokerage fees paid by COKeM for the Products, taxes (including Canada’s GST) paid by COKeM on for the Products, any fuel surcharges paid by COKeM on for the Products, or any other fees related to shipment of Product outside the continental U.S.

d.
COKeM agrees to pay a net cost of $26.00 per unit on units it purchases for accounts that COKeM does not service for Left Behind Games. No further fees apply to either party. Payments terms are net 60 days.

e.	COKeM agrees to charge Left Behind Games for the cost of goods, assembly, and freight only for incurred by COKeM for units shipped to Left Behind Games’ offices and warehouses as sales samples.

2.	Consistent with the Distribution Agreement and in addition to the provisions thereof, Left Behind Games agrees to the following outlined below.

a.	Left Behind Games agrees to have COKeM assemble a minimum of 200,000 units of Left Behind Eternal Forces PC game bundle over a six (6) month period commencing at the start of this contract.

(continued)
EXHIBIT C (continued)

b.
Left Behind Games agrees that the Left Behind Eternal Forces PC game bundle shall include one (1) retail carton, two (2) CDs, one (1) 96 page manual, one (1) paperback book (or bible where applicable), one (1) serialized game code card, two (2) paper inserts, two (2) wafer seals, one (1) stabilizer insert, and one (1) six count shipper. Should any of these components change, or the price of any of these components change, the above per unit cost is subject to change.

Current pricing at 200,000 units is as follows:

Retail Carton	$ 0.48
2 CD Subassembly	N/A	Supplied by Left Behind Games
96 page Manual	$ 0.77
1 Paperback Book (or Bible)	N/A	Supplied by Left Behind Games
1 Serialized Game Code Card	$ 0.14
Tech Support Insert Charity Insert	$ 0.03 N/A	Supplied by Left Behind Games
2 Wafer Seals	$ 0.01	(each)
1 Stabilizer	$ 0.13
.167 Shipper (6 pack)	$ 0.08
Assembly	$ 0.36

c.
Left Behind Games agrees to provide to COKeM the CD subassembly, the charity insert, the paperback books, and the bibles noted above for the Left Behind Eternal Forces PC game bundle units, as well as cover the cost of shipping these items to COKeM.

EXHIBIT D

Additional Freight-Related Expenses

1.
Fuel Surcharge Schedule.  A fuel surcharge will be added to all billable freight instances. The fuel surcharge is adjusted monthly, on the first Monday of the month.  The established fuel surcharge will remain in affect until the first Monday of the following month.  The basis for the fuel surcharge is determined by the Department of Energy (DOE) Highway Diesel Fuel (HDF) Index.  This Index can be found at http://tonto.eia.doe.gov/oog/info/wohdp/diesel.asp.  The fuel surcharge is established based on the U.S. Average HDF price value compared to the calculation table below.  The fuel surcharge will be multiplied by the actual net freight charge. When the DOE HDF price drops below $2.60, no fuel surcharge will apply. The fuel charges paid by Left Behind Games will be reviewed every three months by COKeM and Left Behind Games. If the average fuel surcharge percentage paid by Left Behind Games exceeds the average DOE fuel charge percentage for that period, COKeM will credit the difference to Left Behind Games.

DOE HDF Price	Percent	DOE HDF Price	Percent
$2.60-$2.639	0.00%	$3.08-$3.119	6.50%
$2.64-$2.679	1.00%	$3.12-$3.159	7.00%
$2.68-$2.719	1.50%	$3.16-$3.199	7.50%
$2.72-$2.759	2.00%	$3.20-$3.239	8.00%
$2.76-$2.799	2.50%	$3.24-$3.279	8.50%
$2.80-$2.839	3.00%	$3.28-$3.319	9.00%
$2.84-$2.879	3.50%	$3.32-$3.359	9.50%
$2.88-$2.919	4.00%	$3.36-$3.399	10.00%
$2.92-$2.959	4.50%	$3.40-$3.439	10.50%
$2.96-$2.999	5.00%	$3.44-$3.479	11.00%
$3.00-$3.039	5.50%	$3.48-$3.519	11.50%
$3.04-$3.079	6.00%	$3.52-$3.559	12.00%

Note: The fuel surcharge increases 0.5% for every 4-cent increase in fuel price.

EXHIBIT E

Product Delivery Instructions

See COKeM’s “Routing Guide – Inbound Freight” Procedure # 705-145-A as attached.  This procedure can be modified at the discretion of COKeM and agreement by Left Behind Games.